UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 1, 2012

TELKONET, INC.

(Exact name of registrant as specified in its charter)

Utah	000-31972	87-0627421
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10200 Innovation Drive, Suite 300 Milwaukee, Wisconsin	53226
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (414) 223-0473

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 1, 2012, Telkonet, Inc. (the “Company”) appointed Richard E. Mushrush to the position of Chief Financial Officer of the Company and appointed Matthew P. Koch to the position of Chief Operating Officer of the Company. Mr. Koch is the successor in the position to Jeffrey J. Sobieski, who was appointed to the position of Chief Technology Officer of the Company, as described below.

Mr. Mushrush, 43, served as Acting Chief Financial Officer of the Company from November 2010 to April 2012 and as the Company’s Controller from January 2009 to 2010. Prior to joining the Company, Mr. Mushrush was Controller and Business Unit Manager for a division of Illinois Tool Works from 2004 to 2009.

Mr. Koch, 34, served as Vice President of Operations of the Company from December 2007 to April 2012, as Director of Engineering for EthoStream, LLC, the Company’s wholly-owned subsidiary (“EthoStream”) from April 2007 to December 2007, as lead engineer for Ethostream from March 2004 to April 2007. Prior to joining the Company, Mr. Koch was a system administrator for Geneva OnLine from 2001 to 2004 and from 1998 to 2000.

In connection with their appointments, Mr. Mushrush and Mr. Koch each entered into an employment agreement with the Company for a term commencing as of May 1, 2012 and expiring as of May 1, 2013. Under these employment agreements, Mr. Mushrush and Mr. Koch will receive a base salary of $110,000 per year and $130,000 per year, respectively, and bonuses and benefits based on the Company’s internal policies and on participation in the Company’s incentive and benefits plans. The term of each of their employment agreements will automatically renew for an additional 12 months unless the parties mutually agree or unless the agreement is terminated.

In addition, on May 1, 2012, the Company entered into an employment agreement with each of Jason L. Tienor and Jeffrey J. Sobieski for a term commencing as of May 1, 2012 and expiring as of May 1, 2014. The terms of each of these employment agreements will automatically renew for an additional 24 months unless the parties mutually agree or unless the agreement is terminated. Pursuant to their respective employment agreements, Mr. Tienor and Mr. Sobieski will receive a base salary of $200,000 and $190,000, respectively, and bonuses and benefits based on the Company’s internal policies and on participation in the Company’s incentive and benefit plans.

Effective May 1, 2012, the Company appointed Mr. Sobieski, 36, to the position of Chief Technology Officer of the Company. Mr. Sobieski served as Chief Operating Officer of the Company from June 2008 to April 2012, as the Company’s Executive Vice President, Energy Management, from December 2007 to June 2008 and as Chief Information Officer of EthoStream until December 2007.

Mr. Tienor and Mr. Sobieski each previously executed an employment agreement with the Company dated April 11, 2011 and, notwithstanding the expiration of such agreements, they continued to be employed and to perform services pursuant to the terms of such agreements pending completing of replacement agreements.

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On May 1, 2012, the Company entered into an employment agreement with Gerrit J. Reinders for a term commencing as of May 1, 2012 and expiring as of May 1, 2013. The term of his employment agreement will automatically renew for an additional 12 months unless the parties mutually agree or unless the agreement is terminated. Pursuant to his employment agreement, Mr. Reinders will receive a base salary of $150,000, and bonuses and benefits based on the Company’s internal policies and on participation in the Company’s incentive and benefit plans.

The foregoing descriptions of the employment agreements do not purport to be complete, and are qualified in their entirety by reference to the respective employment agreements, copies of which are attached hereto as Exhibits 10.1 through 10.5 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description

10.1	Employment Agreement, dated May 1, 2012 by and between Telkonet, Inc. and Jason L. Tienor
10.2	Employment Agreement, dated May 1, 2012 by and between Telkonet, Inc. and Jeffrey J. Sobieski
10.3	Employment Agreement, dated May 1, 2012 by and between Telkonet, Inc. and Richard E. Mushrush
10.4	Employment Agreement, dated May 1, 2012 by and between Telkonet, Inc. and Matthew P. Koch
10.5	Employment Agreement, dated May 1, 2012 by and between Telkonet, Inc. and Gerrit J. Reinders

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 3, 2012

TELKONET, INC.

By:	/s/ Jason L. Tienor
Jason L. Tienor President and Chief Executive Officer

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EXHIBIT INDEX

Exhibit No.	Description

10.1	Employment Agreement, dated April 30, 2012 by and between Telkonet, Inc. and Jason L. Tienor
10.2	Employment Agreement, dated April 30, 2012 by and between Telkonet, Inc. and Jeffrey J. Sobieski
10.3	Employment Agreement, dated April 30, 2012 by and between Telkonet, Inc. and Richard E. Mushrush
10.4	Employment Agreement, dated April 30, 2012 by and between Telkonet, Inc. and Matthew P. Koch
10.5	Employment Agreement, dated April 30, 2012 by and between Telkonet, Inc. and Gerrit J. Reinders

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